Exhibit 10.15

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***].”

WARRANTY PROGRAM AGREEMENT

by and between

COVER GENIUS WARRANTY SERVICES, LLC

and

TILE, INC.

Dated as of June 26, 2020

WARRANTY PROGRAM AGREEMENT

This WARRANTY PROGRAM AGREEMENT (this “Agreement”), effective as of June 26, 2020 (the “Effective Date”), is entered into by and between Cover Genius Warranty Services, LLC (“Cover Genius”), a Delaware limited liability company with its principal office located at 27 E 28th St., New York, NY 10016, and Tile, Inc. (“Company”), a Delaware corporation with its office located at 1900 S. Norfolk Street, Suite 310, San Mateo California 94403. Cover Genius and Company may each be referred to individually as a “Party” and together as the “Parties”. This Agreement is contingent on: (a) the Parties executing a separate Data Protection Agreement; (b) Cover Genius’ Issuer issuing a mutually acceptable Contractual Liability Insurance Policy to Company; and (c) Cover Genius’ Issuer and Company entering into a mutually acceptable OEM Warranty Provider Agreement. Mutual acceptability of the Contractual Liability Insurance Policy and OEM Warranty Provider Agreement will be evidenced by the execution of the OEM Warranty Provider Agreement by Company and Issuer.

RECITALS

WHEREAS, the Company is an original equipment manufacturer and/or distributor of electronic finding devices, which seeks to offer certain OEM Warranties and service contracts for its products to its Customers;

WHEREAS, Cover Genius is in the business of selling, marketing and administering OEM Warranties and service contracts on behalf of original equipment manufacturers; and

WHEREAS, Company desires for Cover Genius to administer its OEM Warranties and service contracts, and for Cover Genius to source products relating thereto on its behalf, and Cover Genius desires to so administer the OEM Warranties and service contracts, and to source such products on behalf of Company, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, covenant and agree as follows:

ARTICLE I

DEFINITIONS

In addition to any terms that may be defined elsewhere in this Agreement, the following terms shall have the respective meanings set forth below:

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) with respect to the relationship between or among two (2) or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Annual Subscribers” means purchasers of Covered Products who make payments on an annual basis.

“Applicable Law” means any federal, state or local statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, decree, directive, principle of common law or written interpretation of any of the foregoing by a Governmental Authority applicable to a Person or any such Person’s Affiliates, properties, assets or Representatives.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by Applicable Law to close for regular banking business.

“Confidential Information” means any documents, communications, drafts and other materials of any kind disclosed to a Party (the “Recipient”) by or on behalf of another Party (the “Discloser”) which is not generally known to the public at the time the disclosure is made, whether delivered orally, in writing, electronically, or observed by the Recipient, including any material prepared by the Recipient based on or derived from the Confidential Information. For the avoidance of doubt, the services provided by Cover Genius through the XCover Platform and all related Feedback, all pricing information related to the Covered Products, the terms of this Agreement, information relating to customers and prospects, mailing lists, suppliers and sources of supply and/or materials, business practices, financial information of any kind whatsoever, pricing and quotations, databases, employee information, trade secrets and other confidential knowledge used or developed by any of the Discloser’s employees are all Confidential Information for purposes of this Agreement.

“Covered Products” means those OEM Warranties and service contracts identified on Exhibit A of this Agreement, as such exhibit may be amended from time to time by mutual written agreement of Cover Genius and Company.

“Customers” means the Company’s Limited and Extended Warranty Holders and/or those who purchase Covered Products.

“Governmental Authority” means any federal, state, regional, local or foreign governmental or legislative authority, agency commission, regulatory body or stock exchange or listing authority, including any applicable department of insurance, agency, court or commission or other governmental authority or instrumentality, arbitral tribunal or industry self-regulatory organization.

“Government Official” means any officer or employee of a foreign Governmental Authority, public international organization, or department, agency or instrumentality of a foreign government.

“Intellectual Property” means all intellectual property and all rights, title and interest in such intellectual property, whether registered or unregistered, required for the exercise of such intellectual property (however arising) pursuant to the laws of any jurisdiction throughout the world, including any and all: (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisionals, utility models, certificates of invention, extensions, reviews and reexaminations in connection therewith and all improvements thereon and extensions thereof; (b) copyrights and registrations and applications therefor, together with all translations, adaptations, derivations and combinations therefor, works of authorship, publications and website content; (c) proprietary information, trade secrets, business (including any pricing, actuarial or other analytical) models, and any related software; and (d) trademarks, trade names, service marks, service names, brands, trade dress and logos, slogans, domain names, and all other indicia of origin, source, sponsorship, endorsement or certification, and all applications, registrations, and renewals in connection therewith.

“Monthly Subscribers” means purchasers of Covered Products who make payments on a month to month basis.

“NPS” means Net Promoter Score, a measurement of Customer satisfaction between -100 and 100 based on responses lodged in a Customer satisfaction survey following the conclusion of a claim made under the Covered Products.

“OEM Warranties” means warranties made by an original equipment manufacturer and/or distributor regarding the fitness of its products.

“Output” means end user information and data provided via the XCover Platform.

“Person” means any individual, corporation, company, partnership (limited or general), joint venture, limited liability company, association, trust, government or any department or agency thereof, or any other entity.

“Representative” means directors, officers, partners, employees, agents, and other representatives, including, without limitation, financial advisors, legal counsel, accountants, actuaries, experts, and consultants.

ARTICLE II

OBLIGATIONS OF COMPANY

Section 2.01. OEM Warranties. In connection with the OEM Warranties, Company shall comply with the exclusivity provision provided in Section 12.03 of this Agreement.

Section 2.02. Marketing of Covered Products.

(a) Company shall use commercially reasonable efforts to market the Covered Products in regions where Company offers Covered Products to its Customers through those certain activities set forth in Exhibit A to this Agreement.

(b) Company shall exclusively use the marketing materials provided to it by Cover Genius to market the Covered Products. Company may request additional marketing materials from Cover Genius and/or submit marketing materials to Cover Genius which shall be subject to review by Cover Genius and require written approval from Cover Genius prior to use by Company. For the avoidance of doubt, Cover Genius may reject any request for or submission of additional marketing materials made by Company for regulatory purposes or in furtherance of compliance with Applicable Law at Cover Genius’ sole discretion. Such written approval shall not be unreasonably withheld and where approvals do not require Cover Genius to consult any external party, including but not limited to an Issuer as defined in Section 3.02 or Cover Genius’ external counsel, such approvals (or rejections) shall be provided within three (3) Business Days. Where such external consultation is required, such approvals (or rejections) shall be provided within five (5) Business Days.

(c) Company shall market and refer Covered Products as instructed or approved by Cover Genius to Company in writing.

Section 2.03. Standards. Company shall use all reasonable endeavors, skill, care and diligence expected of a competent organization carrying out services of the kind Company shall provide under this Agreement, including, without limitation, complying with all Applicable Law relevant to Company’s responsibilities as set forth herein including handling Customer payments with due care, and ensuring that its employees have all the necessary skills, competencies, experience, and equipment to properly and expeditiously perform their obligations.

ARTICLE III

OBLIGATIONS OF COVER GENIUS

Section 3.01. OEM Warranties. During the Term of this Agreement, Cover Genius shall source, negotiate, and obtain OEM Warranties or cause an Affiliate to source, negotiate, and obtain the OEM Warranties, on behalf of Company in all countries in which Company chooses to offer its products and services and/or Covered Products. Cover Genius will bear full responsibility and liability for all acts or omissions of its Affiliates and Issuers (defined below in Section 3.02).

Section 3.02. Distribution and Administration of the Covered Products.

(a) Cover Genius shall sell, solicit and negotiate, issue and deliver the Covered Products and be responsible for the administration of the Covered Products, including all activities that constitute the insurance business and require an insurance license (if any), other than any such activities that are undertaken by Cover Genius’ insurance partner(s), for whom Cover Genius takes and bears full responsibility. Cover Genius shall further fulfill all of its obligations, responsibilities and requirements as set forth in this Agreement. For the avoidance of doubt, Company and Cover Genius acknowledge and agree that (a) Cover Genius takes and bears full responsibility for ensuring that the parties with which Cover Genius has contracted to issue the Covered Products (the “Issuers”), all Affiliates and other third parties comply with the terms of this Agreement and all Applicable Law including with respect to the issuance and administration of the Covered Products, (b) even though Cover Genius is not an Issuer, and instead is providing services to the Company and the Issuers with respect to the Covered Products, it bears full responsibility for its own performance as well as that of the Issuers, Affiliates and any other third party with which it contracts to fulfill its obligations herein. In performing its obligations hereunder, neither Cover Genius nor its Issuer(s), Affiliate(s) and/or insurance partner(s) shall attempt to upsell Customers and/or otherwise offer them additional products or services of any kind except for those expressly and directly offered by Company. Notwithstanding, Cover Genius, its Issuer(s), Affiliate(s) and/or insurance partner(s) may market to Customers whose information has been obtained from means not involving their responsibilities pursuant to this Agreement and so long as such marketing happens separate, apart from and outside the context of Covered Product claims administration and/or otherwise performing obligations under this Agreement.

(b) Company acknowledges and agrees that Cover Genius and the Issuers are under no obligation to issue and deliver a Covered Product to any particular Customer and reserves the right to refuse to do business with any particular Customer if the issuance and delivery of the Covered Product to that particular Customer is not compliant with Applicable Law (e.g. due to that Customer being on an applicable export sanctions list). For the avoidance of doubt, this section 3.02(b) does not enable Cover Genius to refuse to do business with all customers of certain territories, regions, jurisdictions or states, which is instead governed exclusively by section 5.01(b) herein.

Section 3.03. Pricing Review Period. [***] from the date of the first sale of a Covered Product, and continuing [***] thereafter, the Issuer(s) may independently initiate increased pricing for Covered Products. Upon such increased pricing notice from the Issuer, Cover Genius will give notice of the same to Company [***], and thereafter the Parties will negotiate in good faith over [***]. The [***] period may be extended by mutual agreement of the Parties in writing. If the Parties cannot come to an agreement [***], either Party shall have the ability to terminate this Agreement pursuant to Section 11.02(a) with six months’ advance written notice. To the extent any Extended Warranty Covered Product price increase has already been instituted as of the date of the commencement of the good faith negotiation period or thereafter as provided in this Section, [***]. In the event that the Issuer(s) do not independently increase pricing for Covered Products, then [***]. For the avoidance of doubt, in no event will Company be responsible for fees associated with Limited Warranty Covered Products, and no price increase related to Limited Warranty Covered Products shall trigger fee sharing, good faith negotiations per this section or termination rights as set forth herein.

Section 3.04. Licensing & Compliance with Applicable Law. Cover Genius shall maintain all licenses required by Applicable Law to administer and deliver the Covered Products. Cover Genius will also be responsible for negotiating, issuing, administering and delivering the Covered Products globally in compliance with all Applicable Laws and this Agreement.

Section 3.05. Required Insurance. Cover Genius agrees that prior to performing its obligations under this Agreement it shall obtain and thereafter maintain in-force insurance that covers Cover Genius’ activities, potential liabilities and indemnity obligations under this Agreement as well as those of Cover Genius’ employees, agents, representatives and Affiliates [***]. [***] following the Effective Date, and for each twelve (12) month period thereafter, the Parties will review the sum of the fees remitted to Company by Customers for Covered Products sold in the previous [***] period and will agree to increase, or decrease as applicable, the liability [***]

In addition to the foregoing insurance, Cover Genius shall ensure that within three (3) Business Days after execution of this Agreement, and continuing throughout the duration of this Agreement, that its Issuer(s) and/or insurance partner(s) procure, pay all premiums with respect to and cause to be issued to Company a contractual liability insurance policy (the “CLIP”) in the form attached as Exhibit B hereto, for the benefit of Tile and its respective officers, directors, employees, agents and representatives with the following adjustments:

Section III.C: ensure “not applicable” is shown.

Coverage under the CLIP will be for applicable liabilities incurred by Company under Covered Products.

Section 3.06. Cover Genius Platform. Cover Genius shall make available to Company, on a non-exclusive basis, its application program interface (the “XCover Platform”) for purposes of the sale of Covered Products, subject to the following provisions.

(a) The Company will use the XCover Platform and Output only in compliance with (i) the rights granted hereunder; and (ii) all Applicable Law.

(b) Cover Genius may immediately suspend the accessibility of the XCover Platform by Company in the event that Company accesses the XCover Platform in an unauthorized manner and to Cover Genius’ material financial detriment. Cover Genius will notify Company prior to any suspension and provide Company a thirty (30) day period to cure prior to suspension.

(c) The Parties shall cooperate and use commercially reasonable efforts to effect the integration of the XCover Platform into Company’s website as soon as reasonably possible and ideally within four-to-six (4-6) weeks of the Effective Date.

Section 3.07. Customer Relations. Cover Genius shall be responsible for all customer service in connection with administration of the Covered Products. Cover Genius shall report to the Company not less than on a weekly basis customer satisfaction statistics, including but not limited to: [***] will report to Company each in process, approved and/or denied claim on an identifiable per-user [***] Cover Genius will, as part of its Customer claims process, establish a process for a Customer to appeal to Cover Genius any claim that has been denied in whole or in part [***]. [***] during the duration of this Agreement, Cover Genius will host a [***] business review and present to Company [***] Cover Genius will use good faith efforts to resolve customer experience and satisfaction issues identified by Company as a result of such [***] business reviews and otherwise throughout the duration of the Agreement. In addition, in the instance of a customer complaint or complaints to [***] enable Company to respond and/or resolve as appropriate.

ARTICLE IV

COMPENSATION

Section 4.01. Fees.

(a) In exchange for the performance by Cover Genius of its obligations under this Agreement, Company shall pay fees to Cover Genius in the following amounts after a Customer registers their first Extended Warranty Covered Product:

(i) For Annual Subscribers: (1) USD [***] per annum for Covered Products with a limit of USD 250; (2) USD [***] per annum for Covered Products with a limit of USD 500; (3) USD [***] per annum for Covered Products with a limit of USD 750; and (4) USD [***] per annum for Covered Products with a limit of USD 1,000. Should Annual Subscribers cancel early or otherwise be entitled to a refund in Company’s sole discretion, Cover Genius will refund Company the corresponding pro rata amount of fees paid by Company to Cover Genius for those Customers. The limits stated above refer to the warranty limit for losses. The Parties will discuss and mutually agree in good faith on how and on what terms to offer Covered Products in the context of additional programs including the payment for Covered Products by parent accounts for use by sub-accounts.

(ii) For Monthly Subscribers: (1) USD [***] per month for Covered Products with a limit of USD 250; (2) USD [***] per month for Covered Products with a limit of USD 500; (3) USD [***] per month for Covered Products with a limit of USD 750; and (4) USD [***] per month for Covered Products with a limit of USD 1,000. The limits stated above refer to the warranty limit for losses.

(b) The fees set forth in Section 4.01(a), above, will be due and payable by Company to Cover Genius no later than: [***]. If the failure by Company to timely pay fees as specifically provided in Section 3.03 and Section 4.01(a) to Cover Genius results in the cancellation of a Covered Product, Company acknowledges and agrees that Cover Genius shall not be liable for, nor be under any obligation to administer or accept any claim under a Covered Product. [***] [***]

(c) Notwithstanding anything to the contrary contained herein, it is acknowledged and agreed by the Parties that no fees will be due from Company to Cover Genius in connection with [***] (ii) the provision by Company of the Group Limited Warranty Contract (as defined in Exhibit A) to Customers with the purchase by Customers of Company’s product.

ARTICLE V

COMPLIANCE; RECORDS AND REPORTING

Section 5.01. Compliance with Applicable Law.

(a) The Parties shall comply with all Applicable Laws that apply with respect to their performance obligations under this Agreement. Cover Genius shall ensure and take full responsibility for the Issuers’, Affiliate and other third parties’ compliance with all Applicable Law and the terms of this Agreement, including but not limited to (i) the filing of such Covered Products with the applicable Governmental Authorities, (ii) to obtain the approval of any such Governmental Authorities with respect to any such filings; and (iii) prompt payment of valid claims in accordance with all requirements set forth herein. If the Issuer(s), Affiliates and/or or other third parties contracted by Covered Genius to fulfill its obligations herein have a degradation rating by A.M. Best, S&P, or Moody’s below a B+, Cover Genius shall have the responsibility to stand up another Issuer in a commercially reasonable manner subject to all the terms, conditions and requirements herein.

(b) If any Governmental Authority objects to, investigates or inquires about the transactions contemplated by this Agreement or the Covered Products, Cover Genius shall undertake commercially reasonable efforts to respond to any such objections, investigations or inquiries and shall cure any purported defects in the Covered Products identified by any such Governmental Authority and to stand up an alternative program (if necessary) to provide equivalent services within the affected jurisdiction or territory. For the avoidance of doubt, should the Covered Products and related programs and/or systems be found by a Governmental Authority to be in non-compliance with Applicable Law, Cover Genius will bear all costs of: (i) bringing such Covered Products into compliance; (ii) reimbursements to applicable customers whose

Covered Products are discontinued, suspended or altered; (iii) standing up an alternative program where legally possible; and/or (iv) any other direct or indirect costs and damages to Company resulting from such non-compliance. Cover Genius will give prompt notice within two (2) Business Days of any Governmental Authority’s finding that the Covered Products are in non-compliance to Company and shall work with Company in good faith to come to a mutually agreed-upon cure for such non-compliance and if necessary, to agree upon another equivalent Covered Product to be offered to Customers within the region or jurisdiction of non-compliance. For the avoidance of doubt, Cover Genius shall not cease the provision of Covered Products to Customers or change the Covered Products on a territory, region, state, jurisdictional or other basis except as mutually agreed upon with Company and as otherwise set forth in this section 5.01(b).

Section 5.02. Records.

(a) Each Party shall (i) keep full and accurate records in relation to the carrying out of its obligations under this Agreement as required herein and otherwise as required by the Applicable Law (“Records”); (ii) keep the Records up to date, in good condition and in a manner that makes them easily retrievable; (iii) take reasonable precautions to preserve the confidentiality and integrity of the Records, and to prevent any corruption or loss of the same; and (iv) retain the Records for the Term of this Agreement and thereafter for the period required by Applicable Law.

(b) Each Party or its duly authorized Representatives shall have the right to visit the offices of the other Party to inspect, examine, audit, and verify any of the Records (other than any attorney-client privileged documents) during regular business hours after giving (15) Business Days’ prior notice. This right shall be exercisable in a commercially reasonable manner (i) during the Term of this Agreement, and (ii) after the expiration of this Agreement to the extent commercially reasonable or as required by the Applicable Law. All audit records and findings will be treated as the Confidential Information of the applicable Party.

Section 5.03. Reporting. During the Term of this Agreement, each party will report to the other as follows: (i) Company shall provide Cover Genius with a monthly accounting statement, to be provided not more than fifteen (15) business days after the close of each month, which sets forth the total fees received by Company in the preceding calendar month and amount of fees payable by Company to Cover Genius in connection with such transactions. Company shall also provide Cover Genius monthly reporting of new membership by type, total existing members, member renewals by type (either monthly or annual), and net membership revenue generated by each member in each country where Products are sold; and (ii) On the cadence set forth herein, Cover Genius shall provide Company with the Reports.

ARTICLE VI

INTELLECTUAL PROPERTY; CUSTOMER DATA OWNERSHIP

Section 6.01. Ownership of Intellectual Property.

(a) Each Party acknowledges and agrees that each Party is and shall remain for all purposes under this Agreement the sole and exclusive owner of all right, title and interest in and to its Intellectual Property.

(b) All rights in any Intellectual Property created by a Party during the carrying out of its obligations under or otherwise in connection with this Agreement shall vest in and remain with that Party at all times.

(c) A Party does not by virtue of this Agreement obtain any rights to use, or any other rights in or to, any Intellectual Property of the other Party. For the avoidance of doubt, all rights, title and interests in the Intellectual Property relating to the sale, solicitation, negotiation, and administration of the Covered Products by Cover Genius for purposes of the Agreement shall be owned exclusively by Cover Genius.

(d) With respect to the XCover Platform:

(i) Unless Cover Genius specifically agrees in writing, Company will not, and will use commercially reasonable efforts to ensure that a third party does not: (1) attempt to reverse engineer, decompile, disassemble, or otherwise attempt to discover the source code, source data, object code, or underlying structure, ideas, or algorithms of the XCover Platform; (2) modify, translate, or create derivative works based on the XCover Platform; (3) make the XCover Platform or Output available to, or use the XCover Platform or Output for the benefit of anyone other than the Company; (4) sell, resell, license, sublicense, distribute, rent or lease the XCover Platform or Output to any third party, or include any XCover Platform or Output in a service bureau, time-sharing, or equivalent offering; or (5) attempt to create a substitute or similar service through use of, or access to, the XCover Platform or Output.

(ii) Except for the rights expressly granted under Section 3.05, Cover Genius reserves and retains all right, title, and interest in and to the XCover Platform which includes but is not limited to the XCover Platform and any related Output, software, products, works, and other Intellectual Property created, used, or provided by Cover Genius for the purposes of this Agreement. To the extent the Company provides Cover Genius with any feedback relating to the XCover Platform (including, without limitation, feedback related to usability, performance, interactivity, bug reports and test results) (“Feedback”), Cover Genius will own all right, title and interest in and to such Feedback (and the Company hereby makes all assignments necessary to achieve such ownership).

(e) Unless otherwise provided in this Agreement, a Party shall not use the name, tradename, service marks, trademarks, trade dress, or logo of the other Party in publicity releases, advertising, or similar activities without the prior written consent of the other Party. Notwithstanding, on their website(s), each Party may reference the other Party using an approved corporate logo.

Section 6.02. Data Ownership.

(a) The information regarding the Customers purchasing a Covered Product (“Customer Data”) [***]. Customer Data shall include, whether written, oral, or in electronic form: (i) any information from which an individual can be identified; (ii) any information concerning an individual that would be considered protected personal information within the meaning of Applicable Law; (iii) any information relating to the Customers received by the Parties in connection with the performance of their obligations under this Agreement, including: (1) a Customer’s name, address, e-mail address, IP address, telephone number and/or government issued identification number; (2) the fact that a Customer has a relationship with Company or its Affiliates; (3) a Customer’s account information; (iv) any other information of or relating to a Customer that is protected from disclosure by Applicable Law processed in connection with this Agreement. To the extent that Company shares Customer Data with Cover Genius in connection with the Parties’ Agreement, Cover Genius shall process, store, use and retain the information at all times consistently with the Parties’ Data Protection Agreement.

ARTICLE VII

DATA PRIVACY; INFORMATION SECURITY; INFORMATION SHARING

Section 7.01. Data Privacy and Information Security.

(a) The Parties shall comply with the requirements for data privacy and information security set forth in the Parties’ Data Processing Agreement in connection with all activities and business conducted under this Agreement. The provisions of the Parties’ Data Processing Agreement are incorporated herein by reference and shall survive termination of this Agreement.

(b) Company shall provide Cover Genius with the information necessary to administer the Covered Products including, without limitation, a Customer identifier and information regarding Registered Items (as defined in Exhibit A) required to administer claims submitted by Customers

(c) Cover Genius shall share such information with the Issuers only as mutually agreed by the Parties and pursuant to the terms of each Customer’s express consent. The Company and Cover Genius shall use and store all information shared between the Parties pursuant to this Agreement in accordance with all Applicable Law and consistently with the Parties’ Data Protection Agreement, and Cover Genius shall take full responsibility for ensuring the Issuers to do the same.

ARTICLE VIII

CONFIDENTIALITY

Section 8.01. Use and Disclosure of Confidential Information of Another Party. The Recipient hereby acknowledges and agrees that it shall treat all Confidential Information as strictly confidential. The Recipient will not use or permit the use of Confidential Information except as authorized by this Agreement, or as otherwise previously approved by the Discloser in writing. The Recipient shall not disclose or permit the disclosure of Confidential Information, except as authorized by this Agreement. The Recipient shall be responsible for the use and disclosure of Confidential Information by its Representatives or the Representatives of any third party to whom it discloses the Confidential Information.

Section 8.02. Protection of Confidential Information. The Recipient shall exercise at least the same degree of care to preserve the confidentiality of Confidential Information that the Recipient exercises to protect its own confidential information of a similar level of sensitivity, but in no event less than a commercially reasonable degree of care. The Recipient shall not copy, release, disclose, or permit the copying, release, or disclosure of the Confidential Information, or any portion thereof, for any purpose at any time, except to the extent specified herein. The Recipient will implement appropriate measures to (a) ensure the security and confidentiality of Confidential Information, (b) protect against any anticipated threats or hazards to the security or integrity of Confidential Information, and (c) protect against unauthorized access to or use of Confidential Information.

Section 8.03. Disclosure to Affiliates and Representatives. The Recipient may provide Confidential Information and copies thereof to any Representatives of the Recipient or any Affiliates of the Recipient or its Representatives who need to know such Confidential Information in order to perform their duties hereunder and who have a legal duty to maintain its confidentiality. The Recipient shall (a) inform each Representative, Affiliate or Representative of the Affiliate of the Recipient receiving the Confidential Information of the confidential nature of the Confidential Information and of this Agreement, (b) direct such Representative, Affiliate or Representative of the Affiliate of the Recipient to treat the Confidential Information confidentially, to not disclose it in any manner whatsoever in whole or in part, and to not use it other than to the extent necessary for the purposes described herein, and (c) be responsible for any improper disclosure or use of the Confidential Information by any Representative, Affiliate or Representative of the Affiliate.

Section 8.04. Exceptions. The Recipient’s obligations under this Article will not extend to Confidential Information that the Recipient establishes: (a) is publicly known at the time in question without a breach of this Agreement, provided that the Recipient’s obligations will apply with respect to the contents of any Discloser database or any protected personal information notwithstanding the fact that the database or protected personal information may include or consist of information that is publicly available; (b) is provided to the Recipient on a non-confidential basis by a third party that is not itself under any confidentiality obligation with respect to the information; or (c) is independently developed by the Recipient without use of or reference to the Confidential Information disclosed by the Discloser as shown by the contemporaneous written records of Recipient. Notwithstanding the fact that a portion of Confidential Information is or becomes non-confidential or otherwise not subject to the confidentiality obligations set forth in this Article, the Recipient’s obligations under this Agreement will continue to apply to all other Confidential Information.

Section 8.05. Return of Confidential Information. The Recipient will return (and, with respect to items that cannot be returned, destroy) all Confidential Information promptly upon written demand by the Discloser. Notwithstanding the foregoing, (a) if the Recipient is required by Applicable Law (including, without limitation, legally binding requirements imposed on the Recipient by a self-regulatory organization) to retain any document that includes Confidential Information, the Recipient will be permitted to retain such document to the extent necessary to comply with such law, and (b) nothing contained herein will require the Recipient to erase any information stored for archival or document retention policies on any backup tapes; provided, however, that in case of both (a) and (b) any such information will otherwise continue to be subject to this Article. Upon request, the Recipient will provide to Discloser an affidavit from one of the Recipient’s officers certifying to the Recipient’s compliance with the requirements of this Article.

Section 8.06. Required Disclosures.

(a) In the event the Recipient and/or any Representative of the Recipient is required by Applicable Law or legal process or as otherwise requested by any Governmental Authority to disclose any Confidential Information, the Recipient, to the extent practicable and permitted by Applicable Law, shall promptly notify the Discloser to permit the Discloser to seek a protective order or take other appropriate action. The Recipient also shall cooperate, as the Discloser reasonably requests and at the Discloser’s expense, in the Discloser’s efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded to the Confidential Information. If, in the absence of a protective order, the Recipient is compelled as a matter of law to disclose the Confidential Information, the Recipient may disclose to the Party compelling disclosure only the part of the Confidential Information as is required by law to be disclosed (in which case, prior to such disclosure, the Recipient shall advise and consult with the Discloser, and its counsel, which may be internal, as to such disclosure and the nature and wording of such disclosure) and the Recipient shall use reasonable efforts, at the Discloser’s expense, to obtain confidential treatment with respect thereto.

(b) Notwithstanding anything contained herein to the contrary, the Recipient and/or any Representative of the Recipient may disclose Confidential Information furnished to it hereunder in the course of inspections, examinations or inquiries by federal or state regulatory agencies and self-regulatory organizations that have requested or required the inspection of records that contain such Confidential Information, without the requirement of notice to the Discloser, so long as such examinations or inquiries are not solely related to the Discloser.

Section 8.07. Remedies. A Recipient’s breach of this Article may cause substantial and irreparable harm to the Discloser for which an award of monetary damages alone may be inadequate. Accordingly, in the event of any such breach or threatened breach, the Discloser will be entitled to seek injunctive relief in addition to all other rights and remedies available to the Discloser at law and in equity including seeking equitable relief and specific performance. The Recipient hereby waives, and will cause its Representatives to waive, any requirements for the securing or posting of any bond in connection with such injunctive relief. All rights and remedies provided to the Discloser in this Agreement are cumulative and are in addition to, and not in lieu of, the Discloser’s rights and remedies at law and in equity.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES

Section 9.01. Each Party to this Agreement hereby represents and warrants that (a) it has full power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement without any further ratification or approval; (b) this Agreement constitutes the legal, valid and binding obligations of each Party and that each Party will fulfill all such obligations and responsibilities contained herein; (c) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated in this Agreement violate or conflict with any Applicable Law, obligation, contract, lease or license which could reasonably be expected to interfere with the consummation of the transactions contemplated in this Agreement; (d) it has the right, power and authority to grant the rights and licenses under this Agreement free and clear of any claims, liens and encumbrances; and (e) it complies with all federal, state, local and, if applicable, foreign laws, rules and regulations that are applicable to its obligations under this Agreement.

Section 9.02. In executing its duties under this Agreement, each Party covenants that it shall comply with all Applicable Law relevant to each Party’s obligations under this Agreement, including those laws pertaining to corruption, including the US Foreign Corrupt Practices Act and, if applicable, the UK Bribery Act 2010. Each Party further covenants that it shall not pay, promise to pay, authorize a payment, give, promise to give, or authorize the giving of anything of value to any Government Official for purposes of: (a) influencing any act or decision of any Government Official in his or her official capacity; (b) inducing any Government Official to do or omit to do any act in violation of the lawful duty of the official; (c) securing any improper advantage; or (d) inducing any Government Official to use his or her influence with the government or instrumentality of any government to affect or influence any act or decision of the government or instrumentality with respect to any activities undertaken relating to this Agreement.

Section 9.03. Except as otherwise expressly provided in this Agreement, the representations and warranties made in this Agreement are continuous in nature and are deemed to have been given by the Parties at the execution of this Agreement and at each stage of performance of this Agreement.

ARTICLE X

INDEMNIFICATION; LIMITATION OF LIABILITY

Section 10.01. Cover Genius shall defend, indemnify and hold Company, Company’s affiliates, and the officers, directors, employees, contractors, agents, and representatives of Company and its affiliates (collectively, “Company Indemnitees”) harmless from and against any and all costs, claims, demands, losses, expenses and liabilities of any nature whatsoever, including reasonable attorneys’ fees and court and expert costs (collectively, “Losses”) incurred or suffered by Company Indemnitees arising out of, or in connection with, [***]

If Company’s Losses arise out of the actions of Cover Genius’ Issuer(s) or insurance partner(s), and Company is entitled to obtain equivalent indemnification directly from such parties as is set forth herein, then Cover Genius indemnification shall not be triggered. [***]

Section 10.02. Indemnity Procedure. Company Indemnitees, or any of them will give Cover Genius prompt, reasonable notice of any Losses. In the event of such a Loss, and to the extent consistent with the terms and conditions of Cover Genius’ insurance policy (if any) which provides coverage to Company Indemnitees, the following indemnity procedure shall apply: At the discretion of Company Indemnitees, Company Indemnitees will either defend against or settle any Losses at the [***], or permit Cover Genius to defend against any Losses with legal counsel approved by Company Indemnitees. Company Indemnitees will provide Cover Genius with non-monetary assistance, information, and authority reasonably required for the defense and settlement of such Losses, all at the sole cost and expense of Cover Genius. If Company Indemnitees determine that separate counsel is appropriate, Company Indemnitees will be entitled to retain separate counsel [***]. Cover Genius may settle any Losses providing the settlement is a full and complete settlement of all Claims against the Company Indemnitees, and [***]

Section 10.03. Company will indemnify and hold Cover Genius, and Cover Genius’ affiliates, and the officers, directors, employees, agents, and representatives of the Cover Genius and its affiliates (collectively, “Cover Genius Indemnitees”) harmless from and against all Losses incurred or suffered by Cover Genius Indemnitees arising out of or in connection with [***]

ARTICLE XI

TERM; TERMINATION

Section 11.01. Term. This Agreement commences on the Effective Date and continues for a period of three (3) years from such date (“Initial Term”), and shall automatically renew for a twelve (12) month period (“Renewal Term”), unless terminated in accordance with Section 11.02 below (such period, the “Term”).

Section 11.02. Termination.

(a) Either Party may terminate this Agreement after the end of the Initial Term or prior to the end of any Renewal Term for any reason or without cause by providing at least six (6) months prior written notice to the other Party. The effective date of such termination shall be specified in the written notice.

(b) In addition to the termination rights granted to either Party under Section 11.02(a), either Party shall have the right to terminate this Agreement if the other Party materially breaches this Agreement. Termination rights under this section shall only come into effect if the breaching Party fails to remedy that material breach within ten (10) Business Days of receipt of a written notice from the non-defaulting party setting out the nature of the breach in reasonable detail. Notwithstanding the foregoing, a material breach by Company in its use of marketing materials shall be deemed remedied by the cessation of use of the applicable materials within two (2) Business Days following Cover Genius’ notice to the Company. In the event a breach is remedied under this provision, nothing herein limits either Party’s indemnification obligation stemming from the breach.

(c) Termination under this Section 11.02(c) does not limit either Party from pursuing any other remedies available, including, but not limited to, injunctive relief.

Section 11.03. Consequences of Termination. Termination of this Agreement shall not affect a Party’s accrued rights and obligations as at the termination date under this Agreement. In the event of any termination or expiration of this Agreement for any reason, Articles VIII, IX, X and XIII shall survive any expiration or termination of this Agreement for the period of time specified in those Articles or indefinitely if not specified therein or herein.

ARTICLE XII

MISCELLANEOUS PROVISIONS

Section 12.01. Cooperation. The Parties hereby agree to execute promptly any and all supplemental agreements and all other documents or to take any other actions of any nature or kind which a Party may reasonably require in order to implement the provisions or objectives of this Agreement or as may be necessary or desirable to carry out the terms, provisions, and purposes of this Agreement.

Section 12.02. Costs and Expenses. Each Party shall be responsible for all costs and expenses incurred by such Party in connection with this Agreement.

Section 12.03. Exclusivity. While Company markets and refers the Covered Products to Customers, and on a per-jurisdiction basis, Company shall not market, refer or offer a competing service or product to Customers. For instance, if Cover Genius is enjoined from offering Covered Products in a given jurisdiction, territory or region (“Jurisdiction”) or cannot maintain its Covered Product offering in a given Jurisdiction or Jurisdictions consistent with this Agreement or otherwise agreed between the Parties, Company may stop offering Cover Genius’ Covered Products in the given Jurisdiction(s) and refer or offer a competing service or product to Customers in the given Jurisdiction(s). For any new offering sought by Company (e.g. mobile phone replacement), Company will give Covered Genius the right of first refusal and a period of thirty (30) days to consider and negotiate an offer.

Section 12.04. Relationship of the Parties. Nothing contained herein shall create an employer/employee or relationship between the Parties or their respective employees. Except as expressly granted under this Agreement or otherwise by the other Party in writing, no Party shall have any authority, express or implied, to act as an agent of the other Party or its subsidiaries or Affiliates under this Agreement. It is not the intent of the Parties hereto to create, nor should this Agreement be construed to create, a partnership, joint venture or employment relationship between the Parties (including their respective Representatives). Company is solely an independent contractor and not a franchisee, employee, legal agent or mandatary of Cover Genius and has no authority: (i) to sell the Covered Products or services of Cover Genius except as specifically provided in this Agreement; (ii) to commit to terms of the Covered Products, including but not limited to setting or modifying any financial terms of such products; or (iii) to make representations, incur obligations or otherwise act on behalf of Cover Genius in any way beyond what is permitted in this Agreement.

Section 12.05. No Strict Construction Against the Drafter. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event that any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provision of this Agreement.

Section 12.06. Severability.

(a) The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

Section 12.07. Joint Press Release. Company will participate with Cover Genius in issuing a joint press release regarding the relationship established through this Agreement. Each party shall agree on the form and content of such press release and will furnish its written acceptance of, or comments on, the proposed announcement within five (5) Business Days of receipt of such proposed announcement. Any other press announcement by either party regarding the subject matter of this Agreement will be subject to the other Party’s approval, which shall not be withheld or delayed unreasonably.

Section 12.08. Headings. The headings contained in this Agreement are intended solely for convenience and will not affect the rights of the Parties to this Agreement.

Section 12.09. Assignment. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, and except as otherwise provided in this Agreement, neither Party may pledge, assign, transfer, subcontract or delegate, either in whole or in part, its rights and obligations under this Agreement without the prior written consent of the other Party except in the event of a corporate reorganization, merger, acquisition or sale of all or substantially all of its assets.

Section 12.10. Waivers and Amendments; Remedies. This Agreement may not be amended, superseded, canceled, renewed or extended, and the terms hereof may not be waived, except by a written instrument signed by both Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either Party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that either Party may otherwise have at law or in equity.

Section 12.11. Interpretation.

(a) The Exhibits and Schedules to this Agreement that are specifically referred to herein are a part of this Agreement as if fully set forth herein. When reference is made in this Agreement to any Section, Exhibit or Schedule, such reference is to a Section, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “herein”, “hereby” and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to “dollars” or “$” are to the lawful currency of the United States. References to periods “from” or “through” any date mean, unless otherwise specified, from and including or through and including, respectively. Any reference to “days” means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 12.12. Notices. Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by personal delivery or by facsimile or electronic transmission, addressed to the recipient as provided below or to such other street address, individual or electronic communication number or address as may be designated by written notice given by a Party to the other Party in any manner stated in this Section. Any demand, notice or other communication or facsimile, given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication or facsimile, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day.

To Cover Genius at:

27 E 28th St.

New York, NY 10016

[***]

with a copy, which shall not constitute notice, to

[***]

To Company at:

1900 S. Norfolk Street, Suite 310, San Mateo CA 94403

Telephone: [***]

Email:        [***]

Attention:   Legal Department

Section 12.13. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement is construed and enforced in accordance with the laws of the State of California without regard to the conflicts of law provisions thereof, and the Parties agree that in any dispute exclusive jurisdiction and venue must be in the state and federal courts located in the federal Northern District of California. The Parties mutually acknowledge and agree that they will not raise, and hereby waive, any defenses based upon venue, inconvenience of forum or lack of personal jurisdiction in any action or suit brought in accordance with this provision. The Parties acknowledge and agree that this Agreement relates solely to the performance of services (not the sale of goods) and, accordingly, is not governed by the Uniform Commercial Code of any state or the United Nations Convention on Contracts for the International Sale of Goods (1980). Notwithstanding the foregoing, either party may bring an action for injunctive relief or other equitable remedy in any court of competent jurisdiction.

Section 12.14. No Third Party Beneficiaries. Except as specifically set forth or referred to herein, nothing herein is intended or shall be construed to confer upon any Person or entity other than the Parties and their successors or assigns, any rights or remedies under or by reason of this Agreement.

Section 12.15. Entire Agreement. This Agreement constitutes the entire understanding of the Parties hereto with respect to the transactions contemplated hereby and supersedes all prior agreements and understandings, written and oral, between the Parties (or between either of the Parties and an Affiliate of the other), with respect to the subject matter hereof and thereof.

Section 12.16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same agreement, it being understood that both of the Parties need not sign the same counterpart. Delivery of an executed counterpart by facsimile or other means of electronic transmission will have the same effect as manual delivery thereof.

(signature page follows)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

COVER GENIUS WARRANTY SERVICES, LLC

By:	/s/ Mitch Doust
Name: Mitch Doust
Title: Authorized Signatory

TILE, INC.

By:	/s/ CJ Prober
Name: Charles (CJ) Prober
Title: CEO, Tile Inc.

Exhibit A

Covered Products

Section 1. Covered Products. The Covered Products to be referred and marketed by Tile will include the following.

(a) Global, Worldwide Group Limited Warranty Contract

(b) Global, Worldwide Group Extended Warranty Contract

Section 2. Description. The Covered Products provide a warranty of the efficacy of the Company’s technology. The Covered Products will cover the replacement value of any eligible item(s) owned by the Customers (the “Warranty Holder”) that is protected by the Company (a “Registered Item”) and which cannot be located or recovered by using the Company’s technology, up to the relevant coverage amount and subject to the terms and conditions of the Covered Products. Unless an exception or exclusion applies, and subject to terms of the Covered Products, Warranty Holders will be entitled to and paid the full value of their unrecovered item as set forth in the registration process.

Section 3. Claims. Under the Covered Products, Warranty Holders shall be permitted to make and collect on two (2) claim per twelve (12) month period for each Registered Item, which claim will only be payable up to the relevant coverage amount, subject to the terms and conditions of the Covered Products. Warranty Holders will be permitted by Cover Genius to file claims directly with Cover Genius by inputting certain details to be mutually agreed by the Parties related to the Registered Item into a customer interface maintained by Cover Genius for such purposes. Following the first notice of loss by a Warranty Holder to Cover Genius, if Cover Genius denies such Warranty Holder’s claim (due to a coverage limitation or exclusion) Cover Genius will provide a notice of denial to such Warranty Holder explaining Cover Genius’ basis for denying the claim if requested as provided in Section 7.01(d) of this Agreement.

Section 4. Coverage.

(a) With respect to the Group Limited Warranty Contract, claims arising out of, resulting from, or based upon the loss of a Registered Item will qualify for coverage if:

(i) at least thirty (30) days have passed since the Warranty Holder’s first Registered Item was registered with Company;

(ii) the item has not been recovered at least seven (7) days after: (1) the customer requested to be notified when the Registered Item is found; or (2) the Registered Item was last seen on Company’s network; and

(iii) Company to provide a picture to Cover Genius at Cover Genius’ request of the Registered Item with the Company product attached to the Registered Item. The picture must have been provided to Company upon Registered Item or Warranty registration. In the case of embedded products, no picture of the embedded product need be submitted.

(b) With respect to the Group Extended Warranty Contract, claims arising out of, resulting from, or based upon the loss of an eligible Registered Item will qualify for coverage if the foregoing conditions (i), (ii), and (iii) are met, and the Registered Item is covered under the Group Limited Warranty Contract.

(c) The Group Limited Warranty Contract will allow the Warranty Holder to file and collect on a claim for the value of up to $25 per Registered Item in any twelve (12) month period, including but not limited to the cost of replacing the Warranty Holder’s Registered Item up to $25. End Users may be covered by both Limited Warranty and Extended Warranty simultaneously such that they may make eligible claims against both the Extended Warranty coverage amount and up to $25 value per Registered Item.

Section 5. Exclusions. The following items are excluded from coverage under the Covered Products: firearms, illegal drugs, any illegal item(s), any living being, pets, people, drones, cash, securities, commercial paper, monetary instruments, antiques, prescription and non-prescription drugs and related paraphernalia as well as the contents of bags (unless specifically agreed to by Cover Genius). Except as expressly enumerated herein, no items will be excluded from coverage under the Covered Products. However, following the administration and claim resolution of a claim submitted on an item not specifically enumerated herein but of the same class or nature as the other exclusions, the Parties may review and reassess the applicable exclusions to include the additional item(s). However, any new exclusions aligned on by the Parties shall only apply to new Customers and/or purchasers of Covered Products going forward beginning after the exclusion is included and appears in Company’s terms applicable to the Covered Products, which shall appear within a reasonable period, being no later than three (3) months following the Parties’ alignment.

Section 6. Other. The Parties agree that personal cellular phones are not covered by the Covered Products unless protected by Company hardware attached to the applicable phone or phone case.

Exhibit B